Exhibit 99.1

April 2, 2015

Tofutti Press Release

Company Contact:               Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

Tofutti Brands Inc. Announces Notification of NYSE MKT Listing Deficiency

Cranford, New Jersey  -- April 2, 2015 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) (“Tofutti” or the “Company”) today announced the receipt of a notice indicating that the Company does not meet certain of the NYSE MKT LLC’s (the “NYSE MKT”) continued listing standards as set forth in Part 10 of the NYSE MKT Company Guide (“Company Guide”). The Exchange's notice has no immediate effect on the listing of the Company's common stock on the Exchange. The Company’s management is reviewing its options to address the deficiency and expects to submit a compliance plan on or before the deadline set by the Exchange.

On April 1, 2015, Tofutti received a letter from the NYSE MKT notifying Tofutti that it is not in compliance with Section 1003(a)(ii) of the Company Guide because it reported stockholders’ equity of  $2.6 million as of December 27, 2014 and had net losses in three out of its four most recent fiscal years ended December 27, 2014. As a result, Tofutti has become subject to the procedures and requirements of Section 1009 of the Company Guide.

In order to maintain its listing on the Exchange, Tofutti must submit a plan of compliance to the NYSE MKT by May 1, 2015 addressing how it intends to regain compliance with Section 1003(a)(ii) of the Company Guide by October 1, 2016.

The Company intends to submit a Plan in the prescribed form to the Exchange prior by the due date that management anticipates will address the concerns of the Exchange and regain compliance with the Exchange's continued listing standards. Such Plan may include certain financing transactions to address the Company's financial requirements. Such financing activities may include equity financings, asset sales, strategic partnerships, or other arrangements, in order to execute its operating plans.

If Tofutti does not submit a plan or if the plan is not accepted, delisting proceedings will commence. Furthermore, if the plan is accepted but Tofutti is not in compliance with the continued listing standards by October 1, 2016 for Section 1003(a)(ii) of the Company Guide, or if Tofutti does not make progress consistent with the plan during the applicable plan period, the NYSE MKT will initiate delisting proceedings.

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz's Blintzes®, and Baked Ravioli and Lasagna, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Better Than Mozzarella and Better Than Ricotta®.  For more information, visit www.tofutti.com.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.